Translated from the original Mandarin
Loan contract

2005 Jiezi N0.531

Debtor:             Song Yuan City Yu Qiao Qian’an Hong Xiang Oil and Gas
                           Development Limited Company
Creditor:          Song Yuan City Wu Lan Da Jie Cheng Shi Xin Yong She

According to national relevant laws and regulations and rule, through the consensus between the debtor and creditor, conclude a contract as follows:

I.         Type of loan: Short-term secured loan

II.        Use of the loan: Purchase oil well assets

III.       Amount of the loan: 2,000,000 RMB

IV.       Life of loan: from July 15, 2005 to July 15, 2006

V.         The loan can be granted and regained in once or many times. In the time limit and the amount of loan that agreed on in the contract, the actual amount of loan, the frequency of granting loan and the refund date is subject to the receipt for the loan. The receipt for the loan is a component of the contract, have equal legal effect with this contract.

VI.        The calculation and reimbursement of the interest:

1.          Interest rate of the loan: The rate of the loan is .93% per month. Less than in one year (including one year), the loan is carried out according to the interest rate of the contract. The over- one year- loan that fulfils in time limit in this contract, if it meets national ruling rate of interest or the loan interest rate moves up. The creditor does not need to notify the debtor. The creditor has the right to confirm new interest rate in accordance with provisions according to the standard after moved up. If it meets national ruling rate of interest or the loan interest rate reduces, it should carry out interest rate of the contract.

2.          The interest of loan that under this contract should be closed quarterly and the date of the interest closing is the 20th of the quarter.

3.          The debtor should inform the creditor ahead, if the debtor refunds in advance, and the debtor should get the creditor's consent. The interest rate does not change when refunding ahead.

VII.       Unless it meets the conditions of the following precondition, the creditor has the right to refuse to grant the loan under this contract.

1.          The debtor opens account and handles exchanged settlement and deposit related to the loan under the contract with this account.
2.          If the loan was guaranteed under this contract, the debtor has already settled the formality of guarantee according to creditor's enquiry.

VIII.      The way of guarantee of the loan is mortgage under this contract. The serial number of guarantee contract is 2005 Jiezi No.531.

              If the guarantee of this contract is unfavorable to creditor's rights, through creditor's notice, the debtor should offer guarantee in addition on request.

IX.       Creditor's right and liabilities:
1.         Have right to understand the produces, manages, financial activity, goods and materials stock and loan operating conditions of the creditor. Require the debtor to offer the files, materials and information, such as financial statement, etc.
2.         When regains in advance or regains the loan principal, interest, default interest, compound interest and debtor's other expenses that should be paid according to this contract, the creditor can charge from any account of the debtor directly.
3.         Base on the premise that the debtor fulfilled a contract and stipulated the obligation; grant the loan full amount to the debtor on schedule.

X.        Debtor's right and liabilities:
1.         Have the right to obtain and use the loan according to this contract agreement.
2.         Agree on the contract to use the loan, should not tie up or divert the loan.
3.         The debtor should pay interest to the creditor on the settlement date.
4.         When the debtor carrying on contracts lease, shareholding system transformation, pools, combination, annexes, joint-venture, separating, reducing the capital, stock right changing, transferring great assets and others that enough to influence creditor's rights to realize, the debtor should notify the creditor in 30 days ahead. And the creditor should agree it in writing. Otherwise the debtor can't carry on above-mentioned activities before discharging all debts.
5.         Alter the items, such as name, legal person's address, legal representative, business scope, etc., should request in writing to the creditor.
6.         Debtor and guarantor stop doing business, close the business, cancel registration, be revoked the business license, bankrupt, lose refunding and guarantee ability in part or in whole, or the mortgage of guarantee under the contract and hypothecating right value be reduced, the debtor should offer other guarantee measures that be approved by the creditor in time.

XI.         Contract renewal and liability for breach of the contract

1.         Either parties of debtor and creditor need to alter any clause of the contract should reach the consensus, and reach the written agreement.
2.         The debtor can't return the loan on schedule and needs extension, should put forward the written application to creditor before the term of the loan for 15 days of time limit, and sign the extension agreement of the loan after the creditor agrees.
3.         If the debtor violates any clause of the contract, the creditor have the right to stop granting the loan, regaining the capital and interests of the loan in advance or taking other measures of saving from damage to protect the creditor's rights.
4.         For the debtor broke the contract and caused creditor to take the lawsuit way to realize creditor's rights, the debtor should bear the attorney fee, travel charge and other expenses that creditor spend for realizing its rights.
5.         When the debtor does not return the loan according to the contract, the creditor should add the interest penalty according to the relevant regulations of the overdue loan. If the debtor does not pay the interest of the loan according to this contract, the creditor should charge the compound interest according to the interest penalty rate.

XII.         Miscellaneous

[Intentionally left blank]

XIII.         Settlement of conflict

Any conflict, aroused during the fulfillment of this covenant, can be either settled by negotiation by both parties or be the jurisdiction of the lien holder’s local court.

XIV.         Copy of covenant

Two copies of this covenant, each party has one copy, which has the same force and effect.

XV.         Announcements

The debtor has requested the creditor to understand this covenant accurately and fully. The debtor also explained per creditor’s request. Both parties reached the same understanding with respect to this covenant.

Loaner:	Guarantor:
Song Yuan City Wu Lan Da Jie	/s/	Hong Jun Wang
Cheng Shi Xin Yong She	/s/	Ji Shuang Sun

[Seal]

Signing Date: September 22, 2005